Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA GROUP ANNOUNCES RECORD SALES AND PROFIT FOR 2010

ANN ARBOR, MICHIGAN, March 10, 2011 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the fourth quarter and full year ended December 31, 2010.

Full Year 2010

Consolidated net sales for the full year 2010 were $1.991 billion, as compared to $1.797 billion for 2009, an 11 percent improvement. The $194 million growth in net sales was primarily a result of improved market conditions, increased sales in our Brazilian distribution business and new business wins with new and existing customers. Currency translation had a $26 million favorable impact on sales as compared with full year 2009.

Filtration products net sales were $759 million in 2010, a $46 million increase compared to 2009. The 6 percent increase in sales was attributable to $43 million of additional sales in the U.S. and Canadian markets and a $23 million increase due to improved market share in European markets. Offsetting these increases was unfavorable currency translation, primarily resulting from currency devaluation in Venezuela.

Brake North America and Asia products net sales were $633 million in 2010, a $40 million increase compared to 2009. The higher sales were partially due to improved market conditions and new business wins with new and existing customers in the U.S. and Canada. Additionally, the Company’s Chinese operations experienced a $14 million increase in sales to external customers both within and outside of China. Currency translation also had a favorable impact on year-over-year sales of $9 million.

Chassis product net sales were $169 million in 2010, a $16 million increase compared to 2009. The increase in sales was driven by improved market conditions and a new business win in premium chassis product, which began to ship in the fourth quarter of 2010. The increase in sales was further improved by favorable currency translation effects of $3 million in Canada.

Brake South America and Commercial Distribution South America products experienced an increase in net sales of over 25%. Net sales improved by $90 million in 2010 compared to 2009. The growth in net sales was attributable to improved market conditions, growth in the Brazilian distribution business along with the introduction of new products for motorcycle and heavy duty applications. The improvement in sales was also partially due to $35 million of favorable currency translation, primarily in Brazil.

Gross profit for 2010 increased by $42 million, or 11 percent, as compared to 2009. The improvement in gross profit was mainly attributable to an improved cost structure resulting from the Company’s comprehensive restructuring program and further enhanced by an increase in net sales.

Selling, general and administrative expenses for fiscal year 2010 were $290 million compared with $267 million in 2009. As a percent of sales, selling, general and administrative expense remained unchanged at 15 percent. The $23 million year-over-year increase was a result of $10 million of higher restructuring expense and an increase in other general expenses resulting from a higher level of sales.

Net income attributable to the Company increased $68 million. The increase was partially attributable to a $19 million improvement in operating profit. A one time loss of $61 million, primarily relating to an asset impairment of $75 million in connection with the Company’s Commercial Distribution Europe operations in 2009, which were subsequently sold in the first quarter of 2010, was a major contributing factor in the $68 million year-over-year increase in net income.

(Dollars in millions)	Consolidated Year Ended December 31, 2009	Consolidated Year Ended December 31, 2010	Dollar Change	Percent Change
Net sales	$1,797	$1,991	$194	11%
Cost of sales(1)	(1,429)	(1,581)	(152)	11%

Gross profit	368	410	42	11%
Gross margin	20%	21%
Selling, general and administrative expenses(2)	(267)	(290)	(23)	9%
Selling, general and administrative expenses as a percent of sales	15%	15%

Operating profit (loss)
On and Off-highway segment	153	167	14	9%
Brake South America segment	(3)	(8)	(5)	-167%
Corporate, eliminations and other	(49)	(39)	10	20%

Operating profit	101	120	19	19%
Operating margin	6%	6%
Gain (loss) on extinguishment of debt	8	(1)	(9)	NM
Other income, net	5	3	(2)	-40%
Interest expense	(69)	(66)	3	-4%

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	45	56	11	24%
Income tax provision	(22)	(27)	(5)	23%
Equity in income, net of tax	1	1	—	NM

Net income from continuing operations, net of tax	24	30	6	25%
Loss from discontinued operations, net of tax(3)	(61)	—	61	NM

Net income (loss)	(37)	30	67	NM
Less: net income attributable to noncontrolling interest, net of tax	7	6	(1)	NM

Net income (loss) attributable to the Company	$(44)	$24	$68	NM

(1)	We recorded $1 million and $3 million of restructuring costs in cost of sales for 2009 and 2010, respectively.
(2)	We recorded $11 million and $21 million of restructuring costs in selling, general and administrative expenses for 2009 and 2010, respectively.

(3)	We recorded in our discontinued operations $2 million of restructuring costs in 2009 and no restructuring costs in 2010.
NM	(Not Meaningful)

Total debt outstanding as of December 31, 2010 was $696 million, compared with $601 million at year end December 31, 2009. On December 9, 2010 the Company completed an offering of an additional $100 million of 9% Senior Subordinated Notes due 2014. The Company also exercised the full amount of its option to redeem up to $22.5 million of its 10.75% Senior Secured Notes due 2016. On December 31, 2010 the Company had $55 million of cash and cash equivalents compared to $65 million at year-end 2009. No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at December 31, 2010. The year-over-year change in indebtedness is outlined in the table below.

	At December 31,
(Dollars in millions)	2009	2010
9% Senior subordinated notes, due November 2014	$267	$367
10.75% Senior secured notes, due August 2016	222	200
ABL revolver, due November 2015	90	90
Affiliate debt with rates of 2.9% to 5.4%	22	39

	601	696
Less: Current portion	(12)	(27)

	$589	$669

Terry McCormack, Affinia Group’s President and Chief Executive Officer stated, “As our 2010 financial results have begun to show, we have transformed Affinia into a globally cost competitive enterprise and we are now focusing our efforts on sustainable growth. Although we posted record sales and profits in 2010, we continue to cautiously watch inflationary pressures on commodities and freight, as we have recently seen relevant increases in these input costs. Our transformation into a low cost manufacturer and distributor, along with our ability to react to price increases, allows us to mitigate the bottom line impact to our business. We recently unveiled our World SmartTM business philosophy, which emphasizes a unique approach to global manufacturing. As a World Smart company, we not only manufacture competitively priced products, but we do so in a manner that assures consistent quality regardless of where the product is manufactured or sold. By demonstrating to our customers our ability to provide world class quality and service at competitive prices in all of the markets we serve, we are confident that we will continue to experience profitable growth not only organically, but through improved market share with new and existing customers and within new and existing markets.”

Fourth Quarter

Net sales for the fourth quarter of 2010 were $501 million, a 10 percent increase as compared to $455 million for the fourth quarter of 2009. The $46 million increase was due to improved market conditions and new business wins with new and existing customers, including new business in premium chassis products, which began to ship in the fourth quarter of 2010.

Gross profit for the fourth quarter 2010 was $102 million, compared with $101 million for the same period in 2009. Gross margin decreased in the fourth quarter of 2010 to 20%

from 22% last year. The decrease in gross margin was due to in part to increased freight costs and higher distribution costs.

Selling, general and administrative expenses for the fourth quarter of 2010 were $70 million, or 14 percent of sales, as compared to $71 million, or 16 percent of sales, for the same period in 2009. Selling, general and administrative expenses decreased in the fourth quarter of 2010 but were offset by an increase in restructuring expenses during that same period.

Net income attributable to the Company for the fourth quarter of 2010 was a loss of $1 million compared with a loss of $54 million in the same period in 2009. A one time loss of $61 million, primarily driven by an asset impairment in connection with the Commercial Distribution Europe operations in 2009, which were subsequently sold in the first quarter of 2010, was a major contributing factor in the $53 million increase in net income.

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, March 11, 2011 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-551-3680 within the United States and Canada or 1-212-401-6760 for international callers and reference conference ID 3875808#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $2 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,’ “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,’ or ‘will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; risks associated with increased levels of drug-related violence in Juarez Mexico; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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